Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

May 4, 2005

American Community Bancshares, Inc. Declares Second Quarter Dividend of $0.05 per Share and Receipt of Additional Capital

Charlotte, North Carolina, – Randy P. Helton, President and Chief Executive Officer of American Community Bancshares, Inc. (NASDAQ: ACBA) announced the Board of Directors has approved a quarterly cash dividend for the second quarter 2005 of $0.05 per share. The dividend will be payable on June 1, 2005 to shareholders of record on May 13, 2005. Helton stated: “We were extremely pleased to announce first quarter 2005 earnings of $1,048,000, a 121% increase over 2004 first quarter earnings of $475,000. We continue to be pleased with our quarterly results of operations and are glad to be able to reward our shareholders.”

Helton also announced the receipt of approximately $10.4 million in capital from the conversion of outstanding warrants issued in April 2002 that expired May 2, 2005. “With the addition of this capital, we are now well positioned to continue our growth plans. We continue to look for opportunities in growth markets where we can build around a local banker. The bank is currently scheduled to open two new offices in the next several months, one in the South End area of Charlotte and the other in Tega Cay, SC” Helton added.

American Community Bancshares, headquartered in Charlotte, NC is the holding company for American Community Bank. American Community Bank is a full service community bank, headquartered in Monroe, NC with five offices in Union County, North Carolina’s fastest growing county. The Bank also has three offices in Mecklenburg County, home of Charlotte, North Carolina’s largest city and the nation’s second largest financial center and three offices in Cherokee County, SC. The Bank provides a wide assortment of traditional banking and financial services offered with a high level of personal attention. American Community Bancshares website is www.americancommunitybank.com. American Community Bancshares stock is traded on the NASDAQ SmallCap market under the symbol “ACBA”. For more information contact – Stephanie Helms, Shareholder Relations or Dan Ellis, CFO at (704) 225- 8444.